EXHIBIT 99.1

SJW CORP. ANNOUNCES 2016 THIRD QUARTER FINANCIAL RESULTS

SAN JOSE, CA, October 26, 2016 – SJW Corp. (NYSE: SJW) today reported financial results for the third quarter ended September 30, 2016. Net income was $19 million for the quarter ended September 30, 2016, compared to $9.5 million for the same period in 2015. Diluted earnings per share were $0.92 and $0.46 for the quarters ended September 30, 2016 and 2015, respectively.

Operating revenue was $112.3 million in the quarter compared to $83 million in 2015. The $29.3 million increase in revenue was primarily attributable to $12.4 million in cumulative rate increases, $9.5 million in higher customer usage, $6.6 million related to revenue tracked in our Water Conservation Memorandum Account and a $700,000 change in the net recognition of certain other balancing and memorandum accounts.

Water production expenses for the third quarter of 2016 were $45 million versus $35.5 million for the same period in 2015, an increase of $9.5 million. The increase in water production expenses was primarily attributable to $5.7 million in higher per unit costs for purchased water, groundwater extraction and energy charges, $3.5 million due to higher customer usage and $300,000 in higher expenses due to a decrease in the use of available surface water supply. Operating expenses, excluding water production costs, increased $1.8 million to $31 million from $29.2 million. The increase was primarily due to $931,000 of higher depreciation expenses due to assets placed in service in 2015, $348,000 of higher administrative and general expenses, $320,000 in property taxes and other non-income taxes and $242,000 in higher maintenance expenses due primarily to main repairs.

The effective consolidated income tax rates were approximately 40% and 37% for the quarters ended September 30, 2016 and 2015, respectively.

Year-to-date net income was $39.1 million, compared to $21.7 million in 2015. Diluted earnings per share were $1.90 in the first nine months of 2016, compared to $1.06 per diluted share for the same period in 2015.

Year-to-date 2016 operating revenue increased by $42.9 million to $260.4 million from $217.5 million in the first nine months of 2015. The increase was attributable to $20.5 million in cumulative rate increases, $13.1 million related to revenue tracked in our Water Conservation Memorandum Account, a net $6.8 million due to true-up revenue recognized as a part of the decision on our 2015 California General Rate Case application in the current year offset by true-up revenue recognized as part of the 2012 California General Rate Case decision in the prior year and a $1.6 million change in the net recognition of certain other balancing and memorandum accounts.

Year-to-date water production expenses increased to $93.3 million from $83.7 million in 2015. The $9.6 million increase was primarily attributable to $12.3 million in higher per unit costs for purchased water, groundwater extraction and energy charges, partially offset by $2.5 million in lower expenses due to an increase in the use of available surface water supply. Operating expenses, excluding water production costs, increased $4.9 million to $90.4 million from $85.5 million. The increase was primarily due to $2.9 million of higher depreciation expenses, $895,000 in higher maintenance expenses, $829,000 in higher administrative and general expenses and $237,000 in higher property taxes and other non-income taxes. The increase in administrative and general expenses was due to an increase in salaries, partially offset by a decrease in pension expense and a decrease in regulatory fees due to lower usage.

Year-to-date other expense and income for 2016 included a pre-tax gain on the sale of 159,151 shares of California Water Service Group stock for $3.2 million. No similar sale occurred in 2015.

The effective consolidated income tax rates were approximately 40% and 37% for the nine-month periods ended September 30, 2016 and 2015, respectively.

The Directors of SJW Corp. today declared a quarterly dividend on common stock of $0.2025 per share. The dividend is payable on December 1, 2016 to shareholders of record on November 7, 2016.

SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp. is the parent company of San Jose Water Company, SJWTX, Inc., Texas Water Alliance Limited, SJW Land Company, and SJW Group, Inc. Together, San Jose Water Company and SJWTX, Inc. provide water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial real estate investments.

This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SJW Corp.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
OPERATING REVENUE	$112,344	82,955	$260,400	217,469
OPERATING EXPENSE:
Production Expenses:
Purchased water	28,681	22,085	52,863	47,371
Power	2,141	2,500	4,992	5,200
Groundwater extraction charges	10,867	7,920	25,627	22,053
Other production expenses	3,311	3,033	9,815	9,095
Total production expenses	45,000	35,538	93,297	83,719
Administrative and general	12,449	12,101	35,690	34,861
Maintenance	4,217	3,975	12,082	11,187
Property taxes and other non-income taxes	3,213	2,893	9,115	8,878
Depreciation and amortization	11,119	10,188	33,489	30,549
Total operating expense	75,998	64,695	183,673	169,194
OPERATING INCOME	36,346	18,260	76,727	48,275
OTHER (EXPENSE) INCOME:
Interest expense	(5,426)	(5,516)	(16,330)	(16,786)
Gain on sale of California Water Service Group stock	—	—	3,197	—
Gain on sale of real estate investment	124	1,886	124	1,886
Other, net	427	441	939	1,051
Income before income taxes	31,471	15,071	64,657	34,426
Provision for income taxes	12,512	5,537	25,545	12,736
NET INCOME	18,959	9,534	39,112	21,690
Other comprehensive income (loss), net	(169)	(112)	848	(382)
Reclassification adjustment for gain realized on sale of investments, net	—	—	(1,742)	—
COMPREHENSIVE INCOME	$18,790	9,422	$38,218	21,308

EARNINGS PER SHARE
Basic	$0.93	0.47	$1.91	1.07
Diluted	$0.92	0.46	$1.90	1.06
DIVIDENDS PER SHARE	$0.20	0.20	$0.61	0.59
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	20,452	20,376	20,434	20,353
Diluted	20,602	20,532	20,581	20,505

SJW Corp.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 30, 2016	December 31, 2015
ASSETS
Utility plant:
Land	$17,885	17,853
Depreciable plant and equipment	1,535,986	1,438,321
Construction in progress	65,101	45,573
Intangible assets	23,811	22,675
Total utility plant	1,642,783	1,524,422
Less accumulated depreciation and amortization	517,314	487,659
Net utility plant	1,125,469	1,036,763

Real estate investments	62,127	74,641
Less accumulated depreciation and amortization	11,412	13,207
Net real estate investments	50,715	61,434
CURRENT ASSETS:
Cash and cash equivalents	17,663	5,239
Accounts receivable and accrued unbilled utility revenue	75,063	46,851
Current regulatory assets, net	25,661	16,542
Long-lived asset held-for-sale	9,907	—
Other current assets	5,045	4,744
Total current assets	133,339	73,376
OTHER ASSETS:
Investment in California Water Service Group	3,209	6,030
Regulatory assets, net	133,663	152,021
Other	7,946	7,701
	144,818	165,752
	$1,454,341	1,337,325

CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common stock	$10,655	10,616
Additional paid-in capital	70,706	68,636
Retained earnings	328,829	302,220
Accumulated other comprehensive income	1,418	2,311
Total shareholders' equity	411,608	383,783
Long-term debt, less current portion	364,229	377,187
Total capitalization	775,837	760,970
CURRENT LIABILITIES:
Line of credit	63,900	34,600
Current portion of long-term debt	11,554	3,491
Accrued groundwater extraction charge, purchased water and purchased power	13,697	7,163
Accounts payable	21,673	16,196
Accrued interest	5,775	6,193
Deposit, long-lived asset held-for-sale	20,000	—
Other current liabilities	14,528	11,980
Total current liabilities	151,127	79,623

DEFERRED INCOME TAXES	214,633	198,775
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF
CONSTRUCTION	228,603	217,766
POSTRETIREMENT BENEFIT PLANS	73,068	70,230
OTHER NONCURRENT LIABILITIES	11,073	9,961
	$1,454,341	1,337,325

4